Exhibit 23.3

Consent of Independent Certified Public Accountants

NorthStar Healthcare Income, Inc.
New York, New York

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (“Registration Statement”) of our report dated March 28, 2014, relating to the financial statements of Five Long Island Properties, LLC included in the Current Report on Form 8-K/A of NorthStar Healthcare Income, Inc. filed with the Securities and Exchange Commission on October 2, 2014, which is incorporated by reference in this Registration Statement. We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Cerini & Associates, LLP

Cerini & Associates, LLP
Bohemia, New York
December 4, 2015